ATARI, INC. ANNOUNCES DEPARTURE OF BRUNO BONNELL
NEW YORK, April 5, 2007 — Atari, Inc. (Nasdaq: ATAR) announced today the departure of Bruno Bonnell, effective immediately, from all of his positions at Atari, Inc.
Bonnell was the Chairman of the Board, Chief Creative Officer, Acting Chief Financial Officer and a director of Atari. Bonnell’s departure from Atari came at the same time as Bonnell’s departure from his positions as the Chief Executive Officer and a director of Infogrames and from all his positions with subsidiaries of Infogrames.
Bruno Bonnell stated, “Since 2000 I have had the privilege of carrying the Atari flag in our industry. I wish the very best to all the teams moving on with the company and I have no doubt in their talent and experiences to bring Atari, Inc. to the top.”
David Pierce, the President and Chief Executive Officer of Atari, said “Bruno Bonnell is a legend in the video games business. He was one of the early participants in the industry as we know it, and was responsible for major successes both on the creative and on the corporate side. We wish Bruno success with any future undertakings, and as a result of his dedication and efforts with Atari, Inc., we are well-positioned for our future endeavors.”
About Atari, Inc.
New York-based Atari, Inc. (Nasdaq: ATAR) develops interactive games for all platforms and is a third-party publisher of interactive entertainment software in the U.S. The Company’s 1,000+ titles include hard-core, genre- defining franchises such as Test Drive®; and mass-market and children’s franchises such Dragon Ball Z®. Atari, Inc. is a majority-owned subsidiary of France-based Infogrames Entertainment SA (Euronext — ISIN: FR-0000052573), an interactive games publisher in Europe. For more information, visit http://www.atari.com.
Safe Harbor Statement
With the exception of the historical information contained in this release, the matters described herein contain certain “forward-looking statements” that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this release are not promises or guarantees and are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. These statements are based on management’s current expectations and assumptions and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward-looking statements. Actual results may vary materially from those expressed or implied by the statements herein. Some of the factors which could cause our results to differ materially include the following: the loss of key customers, such as Wal-Mart, Best Buy, Target, and GameStop; delays in product development and related product release schedules; inability to secure capital; adapting to the rapidly changing industry technology, including new console technology; maintaining relationships with leading independent video game software developers; maintaining or acquiring licenses to intellectual property; fluctuations in the Company’s quarterly net revenues and results of operations based on the seasonality of our industry; the termination or modification of our agreements with hardware manufacturers; and other factors described in our SEC filings.
The Company undertakes no duty to update any forward-looking statements to conform the statement to actual results or changes in the Company’s expectations.
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